                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:

     [ ] Preliminary proxy statement

     [ ] Definitive proxy statement

     [X] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                           Scotsman Industries, Inc.
                  (Name of Registrant as Specified in Charter)

                           Scotsman Industries, Inc.
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

     [ ] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

     [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

     [X] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:
         Scotsman Common Stock, together with the associated Common Stock Purchase Rights, Scotsman Series A $0.62 Cumulative Convertible Preferred Stock, Series B Cumulative Preferred Stock.

     (2) Aggregate number of securities to which transaction applies: 3,392,400 shares of Scotsman Common Stock, together with the associated Common Stock Purchase Rights, 2,000,000 shares of Scotsman Series A $0.62 Cumulative Convertible Preferred Stock and 1,000,000 shares of Series B Cumulative Preferred Stock.

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: $0.00. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) and (3) under the Securities Act of 1933, as amended (the "Act"), and
         Section 6(b) of the Act, based upon one-third of the aggregate par value of the shares of common stock of DFC Holding Corporation, par value $.01 per share, and the ordinary shares of Whitlenge Acquisition Limited, par value (British pound) 1 per share, to be received by the Registrant pursuant to the transactions contemplated by an Agreement and Plan of Merger, dated as of January 11, 1994, and a Share Acquisition Agreement, dated as of January 11, 1994, respectively, less the amount of cash to be paid by the Registrant in connection with the transactions. Par value of the securities to be received was used in lieu of book value because each of the two issuers of the securities to be received has an accumulated capital deficit.

     (4) Proposed maximum aggregate value of transaction: $0.00

     [X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          (1) Amount previously paid: $100.00

          (2) Form, schedule or registration no.: Registration Statement on Form S-4, File No. 33-52033

          (3) Filing party: Scotsman Industries, Inc.

          (4) Date filed: January 27, 1994.
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[COPY WHITE -- LOGO]

                                                                  March 24, 1994

Dear Shareholder:

     You are cordially invited to attend a Special Meeting of Shareholders of Scotsman Industries, Inc. which will be held on Thursday, April 28, 1994, at 9:00 a.m., local time, at our headquarters at 775 Corporate Woods Parkway, Vernon Hills, Illinois.

     At the Special Meeting, you will be asked to vote upon a proposal to issue shares of Scotsman Common Stock and Scotsman Preferred Stock to the shareholders of DFC Holding Corporation ("DFC") and Whitlenge Acquisition Limited ("WAL") in connection with the proposed acquisition, by Scotsman, of DFC and its wholly-owned subsidiary, The Delfield Company ("Delfield"), and WAL and its wholly-owned subsidiary, Whitlenge Drink Equipment Limited ("Whitlenge"). As more fully described in the accompanying Proxy Statement-Prospectus, Scotsman has entered into an agreement to acquire DFC and Delfield through a merger (the "Merger") between DFC and a new wholly-owned subsidiary of Scotsman. Scotsman has also entered into an agreement to acquire WAL and Whitlenge through the acquisition of all of the outstanding shares of WAL (the "Share Acquisition"). Shareholder approval of the issuance of shares of Scotsman Common Stock and Scotsman Preferred Stock is required in order to effect the Merger and the Share Acquisition.

     The accompanying Proxy Statement-Prospectus contains detailed information about the Merger, the Share Acquisition, and the proposed issuance of shares of Scotsman Common Stock and Scotsman Preferred Stock in connection with those transactions. We urge you to read the Proxy Statement-Prospectus carefully.

     Scotsman's Board of Directors believes that the issuance of shares of Scotsman Common Stock and Scotsman Preferred Stock in connection with the Merger and the Share Acquisition is in the best interests of Scotsman and its shareholders. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE SHARE ISSUANCE.

     Your vote is important. Whether or not you plan to attend the Special Meeting and regardless of the size of your holdings, you are encouraged to sign, date and mail the enclosed proxy card in the envelope provided. Your right to vote in person is not affected by returning the proxy card.

     On behalf of the Board of Directors, officers and employees of Scotsman, I would like to thank you for your continued interest and support.
                                            Sincerely,

                                            /s/ RICHARD C. OSBORNE
                                            ----------------------
                                            RICHARD C. OSBORNE
                                            Chairman of the Board, President
                                            and Chief Executive Officer